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                                                                   Exhibit 10.13


                               EMPLOYMENT CONTRACT


THIS AGREEMENT is made the 30th day of August, 2000

BETWEEN: CONSOLIDATED WATER CO. LTD., a Cayman Islands company having its registered office at Trafalgar Place, West Bay Road, P. O. Box 1114GT, Grand Cayman, B.W.I. ("the Company")

AND:              PETER D. RIBBINS of P.O. Box 1114GT,
                  Grand Cayman, B.W.I. ("the Director - Special Projects")

IT IS AGREED as follows:-

EMPLOYMENT

1. The Director - Special Projects is engaged and employed as an Officer of the Company with responsibility for special projects ("the Capacities") commencing on the 16th day of October, 2000 but subject to the termination provisions set out in Clause 15.

         During the term of this Agreement the Board of Directors of the Company ("the Board") will propose the appointment of the Director - Special Projects as a Director and Officer of the Company and will vote in favor of such proposals.

REMUNERATION

2. The salary of the Director - Special Projects is fixed until October 31, 2003 at CI$97,000 per annum, payable monthly in arrears, less deductions (other than for Medical Insurance) and other amounts which the Company is, by law, entitled or required to deduct from an employee's remuneration.

         Thereafter, the salary of the Director - Special Projects shall be as agreed between the parties hereto.

         The Company will pay the full cost of providing Medical Insurance, as generally provided for the Company's employees from time to time, for the Director - Special Projects and his family.


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         The Director - Special Projects will remain as a member of the pension scheme provided for the Company's employees from time to time and the Company will make contributions thereto on behalf of the Director - Special Projects as it is required to do pursuant to the law.

3. The Director - Special Projects' salary will be reviewed as of January 1st each year by the Company's Board who may grant an increase (and/or make a payment by way of bonus) but who shall not reduce the Director - Special Projects' salary below the level set out in Clause 2 hereof.

4. Further, until October 31, 2003 and subject to any approvals of Government which may be necessary at the time at which the option is exercised, for each financial year during which the Director - Special Projects serves for the full year in the Capacities, or pro rata in respect of a part thereof, on December 31st of each year, the Director
         - Special Projects shall be granted an option to purchase, for cash payable in full upon the exercise of the option, a number of Ordinary Shares which equals the number of US$ which represents 1% of the net profit of the Company, calculated as aforesaid, for that financial year at a price equal to the average closing market price of the Company's Ordinary Shares on each of the first seven trading days in the month of October of that financial year.

5.       The options granted pursuant to Clause 4:-

         (a) may be exercised by the Director - Special Projects at any time after they are granted and before the close of business on the day before the third anniversary of the date of the Auditor's Report on the financial statements for the year of the grant, and

         (b) may not be assigned, transferred or otherwise disposed of by the Director - Special Projects without the prior written consent of the Company.

AREA

6. The Director - Special Projects' work will be performed mainly in West Bay, Grand Cayman.



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         The Company reserves the right to transfer the Director - Special
         Projects to any other place of business which it may establish in the Cayman Islands.

RESPONSIBILITIES

7. Until October 31, 2003, the Director - Special Projects must devote substantially the whole of his time to the Company's business and must use his best endeavors to promote the Company's interests and welfare.

         Except where such information is a matter of public record or when required to do so by law, the Director - Special Projects must not, either before or after this Agreement ends, disclose to any person any information relating to the Company, its business, customers, suppliers or employees or any other confidential information of which he becomes possessed while acting in the Capacities.

8. The Director - Special Projects must perform the duties reasonably required of and assigned to him by the President or the Board.

         The Director - Special Projects must perform his duties under this Agreement during normal business hours from Monday to Friday inclusive (save on bank holidays) but he accepts that his duties, which include travelling on the company's business both within the Cayman Islands and abroad, may, from time to time, require work to be undertaken on Saturdays, Sundays and bank and public holidays.

         The Director - Special Projects must report to the President, diligently follow and implement all management policies and decisions which the Board communicates to him and prepare and forward in a timely manner all reports and accountings the President or the Board requests.

         The Director - Special Projects will not directly or indirectly engage in any activities or work which are deemed by the Board to be detrimental to the best interests of the Company, provided, however, that the Company consents to the Director - Special Projects continued involvement as a shareholder and director of the following:-

                           HW Holdings Ltd.
                           Eats Limited
                           Psgetti's Limited
                           FCM Ltd.


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9.       In the case of inability to work due to illness or injury, the Director
         - Special Projects must notify the Company immediately and produce a medical certificate for any absence longer than ten working days.

         The Company may have the Director - Special Projects examined by a doctor approved by it.

         The Director - Special Projects agrees to submit to any medical examination which the Company requires.

10. The Director - Special Projects will be entitled to up to ten (10) days sick leave per year without a medical certificate.

HOLIDAYS

11. The Director - Special Projects is entitled, during every twelve (12) month period of employment to the following holidays:-

         (a)      all public holidays in the Cayman Islands, and

         (b) four (4) weeks vacation at a time to be approved by the President.

REIMBURSEMENT OF EXPENSES

12. All expenses for which the Director - Special Projects claims reimbursement must be within pre-approved budgets. Subject to this, the Company must reimburse the Director - Special Projects for the cost of entertaining the Company's customers and travelling on the Company's business on the production of the necessary vouchers or on the Director
         - Special Projects' proving to the Company's satisfaction the amount that he has spent for those purposes, even though he is unable to produce vouchers.


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NON-SOLICITATION

13. The Director - Special Projects must not at any time while he is acting in the Capacities or afterwards either on his own account or for any other person, firm or company solicit, interfere with or endeavor to entice away from the Company any person, firm or company who at any time during or at the date when his employment ends were employees or customers of or were in the habit of dealing with the Company.

COMPANY DOCUMENTS

14. All books, records, notes, files, memoranda, reports, customer lists and other documents, and all copies of them, relating to the Company's business which the Director - Special Projects keeps, prepares or conceives or which become known to him or which are delivered or disclosed to him or by any means come into his possession, and all the Company's property and equipment are and will remain the Company's sole and exclusive property.

         If the Director - Special Projects' employment is terminated for any reason whether voluntarily or involuntarily or if the Company at any time requests, the Director - Special Projects must promptly deliver to the Company the originals and all copies of all relevant documents that are in his possession, custody or control, and any other property belonging to the Company.

TERMINATION

15. Except as provided herein and to the extent previously accrued, all rights and obligations of the Company and the Director - Special Projects shall cease if any of the following events occurs:-

         (a)      The Director - Special Projects dies.

         (b) The Director - Special Projects is adjudicated bankrupt or makes any composition with his creditors.

         (c) The Director - Special Projects gives six (6) months written notice to the Company to terminate this Agreement.



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         (d)      with immediate effect if the Director - Special Projects
                  conducts himself in a manner which would justify dismissal in accordance with the Labour Law.

         Provided, however, that the Director - Special Projects shall remain an employee of the Company during his life and be entitled to participate, at his own expense, in any Medical Insurance provided for the Company's Employees from time to time.

16. In the event of termination of this Agreement, any unvested options to purchase shares in the Company, as described in Clause 4, in respect of the financial year in which the termination takes place shall automatically vest on a pro rata basis proportional to the ratio which the period of employment up to the date of termination bears to the calendar year.


NOTICES

17. Any notice to be served under this Agreement must be in writing and will be deemed duly served if, in the case of a notice addressed to the Company, it is sent by registered post or left at the Company's registered office, or, in the case of a notice sent to the Director - Special Projects, it is handed to him personally or is delivered to his last known residential address in the Cayman Islands.

         A notice sent by post will be deemed to be served on the third day following the date on which it is posted.

PREVIOUS AGREEMENTS SUPERSEDED

18. This Agreement supersedes all prior contracts and understandings between the parties and may not be changed or terminated orally.

         No change or attempted waiver of any provision of this Agreement will be binding unless in writing and signed by the party against it is sought to be enforced.

CLAUSE HEADINGS

19. Clause headings are included herein for convenience only and have no legal effect.




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APPLICABLE LAW AND JURISDICTION

20. This Agreement will be construed and the legal relations between the parties determined in accordance with the laws of the Cayman Islands and the parties agree to submit to the jurisdiction of the Cayman Island's courts.


         Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid, but if any provision of this Agreement or the application of it is prohibited or held to be invalid, that prohibition or invalidity will not affect any other provision, or the application of any other provision which can be given effect without the invalid provision or application, and, to this end, the provisions of this Agreement are declared to be severable.



EXECUTED by and on behalf of                CONSOLIDATED WATER CO. LTD.
The Company by

In the presence of:-

/s/ illegible                               /s/ Jeffrey M. Parker
- -------------------------                   ------------------------------
Witness                                     Director


EXECUTED by the
Director - Special Projects
In the presence of:-

/s/ illegible                               /s/ Peter D. Ribbins
- -------------------------                   ------------------------------
Witness                                     Director




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